Exhibit 99.1

FOR IMMEDIATE RELEASE
Editorial Contact: Kevin Griffin
Ultra Clean Technology
(650) 323-4100
kgriffin@uct.com

July 19, 2004

ULTRA CLEAN HOLDINGS REPORTS PRELIMINARY SECOND QUARTER 2004 RESULTS.

MENLO PARK, Calif., July 19 /PRNewswire-FirstCall/ -- Ultra Clean Holdings, Inc. (Nasdaq: UCTT), a developer and supplier of critical subsystems for the semiconductor capital equipment industry, focusing on gas delivery systems, is announcing today its preliminary financial results for the second quarter of 2004. The Company expects to report that it has achieved sales of $54.5 million for the second quarter of 2004 compared to sales of $17.4 million for the second quarter of 2003. Gross profit for the second quarter of 2004 is expected to be $8.9 million compared to gross profit of $2.6 million for the second quarter of 2003. Net income and earnings per share are expected to be $3.1 million and $0.18, respectively, for the second quarter of 2004 compared to a net loss of $0.2 million and a net loss of $0.02 per share, respectively, for the second quarter of 2003.

Ultra Clean is providing these preliminary results at this time in order to ensure that all investors have access to the same level of information. The Company had recently informed certain investors that there would be no negative surprises in its upcoming earnings release for the second quarter of 2004 and that it knew of no negative news specific to the Company that was affecting the Company’s stock price.

The financial information with respect to the quarter ended June 30, 2004 is based on a preliminary estimate and is subject to change. The Company expects to issue its normal quarterly earnings release on July 29, 2004.

Safe Harbor Statement
The foregoing information contains, or may be deemed to contain, "forward-looking statements" (as defined in the U.S. Private Securities Litigation Reform Act of 1995) which reflect our current views with respect to future events and financial performance. We use words such as "anticipates," "believes," "plans," "expects," "future,"' "intends," "may," "will," "should," "estimates," "predicts," "potential," "continue" and similar expressions to identify these forward-looking statements. All forward-looking statements address matters that involve risks and uncertainties. Accordingly, you should not rely on forward-looking statements, as there are or will be important factors that could cause our actual results, as well as those of the markets we serve, levels of activity, performance, achievements and prospects to differ materially from the results predicted or implied by these forward-looking statements. These risks, uncertainties and other factors include, among others, those identified in "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and elsewhere in our S-1 registration statement filed with the Securities and Exchange Commission. Ultra Clean

Holdings, Inc. undertakes no obligation to publicly update or review any forward-looking statements, whether as a result of new information, future developments or otherwise.

About Ultra Clean Holdings, Inc.
Ultra Clean Holdings, Inc. is a developer and supplier of critical subsystems for the semiconductor capital equipment industry, focusing on gas delivery systems. Ultra Clean offers its customers a complete outsourced solution for gas delivery systems, improved design-to-delivery cycle times, component neutral design and manufacturing and component testing capabilities. Ultra Clean's customers are primarily original equipment manufacturers of semiconductor capital equipment. The Company is headquartered in Menlo Park, California. Additional information is available at www.uct.com.